UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                 DAVIDsTEA Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   238661102
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                                 (CUSIP Number)


                               December 31, 2022
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             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
|X|  Rule 13d-1(b)
|_|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 238661102                   13G                      Page 2 of 6 Pages


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     1.   Name of Reporting Person

          DOMO Capital Management, LLC
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     2.   Check the Appropriate Box If a Member of a Group
          (See Instructions)
          (a)  |_|
          (b)  |_|
--------------------------------------------------------------------------------
     3.   SEC Use Only

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     4.   Citizenship or Place of Organization

          Wisconsin, U.S.A.
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                   5.   SOLE VOTING POWER

                        None
                   -------------------------------------------------------------
                   6.   SHARED VOTING POWER
   NUMBER OF
     SHARES             3,023,902*
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     7.   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH           None
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        3,023,902*
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          3,023,902*
--------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)  |_|
--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9)

          11.4%
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     12.  Type of Reporting Person (See Instructions)

          IA
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* These shares are owned by clients of DOMO Capital Management, LLC ("DOMO") and are held in discretionary accounts managed by DOMO.

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CUSIP No. 238661102                   13G                      Page 3 of 6 Pages


--------------------------------------------------------------------------------
     1.   Name of Reporting Person

          Justin R. Dopierala
--------------------------------------------------------------------------------
     2.   Check the Appropriate Box If a Member of a Group
          (See Instructions)
          (a)  |_|
          (b)  |_|
--------------------------------------------------------------------------------
     3.   SEC Use Only

--------------------------------------------------------------------------------
     4.   Citizenship or Place of Organization

          U.S.A.
--------------------------------------------------------------------------------
                   5.   SOLE VOTING POWER

                        None
                   -------------------------------------------------------------
                   6.   SHARED VOTING POWER
   NUMBER OF
     SHARES             3,023,902*
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     7.   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH           None
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                        3,023,902*
--------------------------------------------------------------------------------
     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          3,023,902*
--------------------------------------------------------------------------------
     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)  |_|
--------------------------------------------------------------------------------
     11.  Percent of Class Represented by Amount in Row (9)

          11.4%
--------------------------------------------------------------------------------
     12.  Type of Reporting Person (See Instructions)

          HC, IN
--------------------------------------------------------------------------------
* These shares are owned by clients of DOMO Capital Management, LLC ("DOMO") and are held in discretionary accounts managed by DOMO.

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CUSIP No. 238661102                   13G                      Page 4 of 6 Pages

Item 1.

     (a) Name of Issuer:
         DAVIDsTEA Inc.

     (b) Address of Issuer's Principal Executive Offices:
         5430 Ferrier, Mount-Royal, Quebec, Canada, H4P 1M2

Item 2.

     (a) Names of Person Filing:
         1)  DOMO Capital Management, LLC
         2)  Justin R. Dopierala

     (b) Address of the Principal Office or, if none, residence:
         All reporting persons may be contacted at W177N11438 Blackstone Circle, Germantown, Wisconsin, 53022, U.S.A.

     (c) Citizenship:
         DOMO Capital Management, LLC is a Wisconsin limited liability company. Justin R. Dopierala is a United States citizen.

     (d) Title of Class of Securities:
         This statement pertains to the shares of common stock, no par value, of DAVIDsTEA Inc. (the "Common Stock").

     (e) CUSIP Number:
         238661102

Item 3. If this statement is filed pursuant to SS.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

     (e) |X| An investment adviser in accordance with S.240.13d-1(b)(1)(ii)(E);

     (f) |_| An employee benefit plan or endowment fund in accordance with S.240.13d-1(b)(1)(ii)(F);

     (g) |X| A parent holding company or control person in accordance with
             S. 240.13d-1(b)(1)(ii)(G);

     (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) |_| Group, in accordance with S.240.13d-1(b)(1)(ii)(J).

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CUSIP No. 238661102                   13G                      Page 5 of 6 Pages

Item 4.  Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


     (a)  Amount beneficially owned:
          3,023,902 shares may be deemed beneficially owned within the meaning of Rule 13d-3 of the Act by: (1) DOMO Capital Management, LLC by virtue of its investment discretion and/or voting authority granted by certain clients; and (2) Justin R. Dopierala by virtue of his control of DOMO Capital Management, LLC.

     (b)  Percent of class:  11.4%

     (c) For information on voting and dispositive power with respect to the above listed shares, see Items 5-9 on the Cover Pages.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

With respect to shares held in a fiduciary or representative capacity, persons other than the reporting persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such sales. No person individually has an interest that relates to more than five percent of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

          N/A

Item 8. Identification and Classification of Members of the Group

          N/A

Item 9. Notice of Dissolution of Group

          N/A

Item 10. Certification

          By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Section 240.14a-11.

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CUSIP No. 238661102                   13G                      Page 6 of 6 Pages


                                   SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of the 18th day of January, 2023



DOMO CAPITAL MANAGEMENT, LLC

/s/ Justin R. Dopierala
----------------------------
BY: Justin R. Dopierala
TITLE:  President



/s/ Justin R. Dopierala
----------------------------
BY: Justin R. Dopierala




                                 EXHIBIT INDEX

Exhibit                                     Description
--------------------    -----------------------------------------------------

1                       Joint Filing Agreement (incorporated by reference to
                        Exhibit 1 of the Reporting Persons' Schedule 13G filed with the SEC on December 2, 2021)